EXHIBIT 16.4

Division of Registration and Inspections 1666 K Street NW Washington, DC 20006 Office: (202) 207-9100
Fax: (202) 862-8430
www.pcaobus.org

August 20, 2019

Via Electronic Mail

And First Class Mail

Mr. Matthew Slack

Managing Member

Slack & Company LLC

11329 Southwest 74th Terrace

Miami, Florida 33173

Re:	Registration Application of Slack & Company LLC

Dear Mr. Slack:

This letter is to inform you that the Public Company Accounting Oversight Board (the "Board") approved your application for registration with the Board on August 20, 2019. Please note that the Registration staff will notify you separately of its determinations with respect to any requests for confidential treatment contained in your application. You should also be aware that registration with the PCAOB does not supplant the licensing requirements that apply in any State or competent jurisdiction in which your firm engages in the practice of accounting or auditing. We encourage you to consult with the appropriate regulator in each such State or jurisdiction to insure that your firm is operating in accordance with applicable law.

Sincerely,

/s/ Carol Swaniker
Carol Swaniker
Deputy Director, Registration